Exhibit 10.20

                              [Covance Letterhead]

10 November 1998


Mr. Christopher Kuebler
[address]

        Re:    Amendment No. 1 to Employment Agreement between
               Christopher Kuebler and Covance Inc.

Dear Chris:

Please refer to that certain Employment Agreement between you and Covance Inc. dated as of November 1, 1996 (the "Employment Agreement"). This Letter Agreement will constitute Amendment No. 1 to the Employment Agreement and will amend the Employment Agreement as follows:

1.      Section IX(d) shall be amended to read in its entirety as follows:

        "(d) Change-of-Control: In the event of an Event of Termination (as defined below), Executive will be entitled to receive all of the "Severance Benefits" described in paragraph (c) above, and, in addition:

               (i) All stock options (including the Stock Options), restricted stock (including the Restricted Stock), deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such Event.

               (ii) The Executive shall be entitled to receive any payments calculated pursuant to Section XVIII hereof.

               (iii) In the event you are involved in any dispute about your rights or obligations under this Agreement arising on or after a Change-of-Control, the Company shall pay all legal costs and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

               (iv) The benefits set forth in Sections VIII(c) and VIII(d) hereof and medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of the Event of Termination.

        For the purposes of this Agreement, an Event of Termination is defined to be a termination of Executive's employment by the Company (for reasons other than Cause) or a Constructive Termination (as defined below) of Executive's employment, in each case within 24 months following a Change-of-Control (as defined below), or Executive's voluntary termination of his employment for any reason or no reason during the one-month period commencing twelve months following a Change-of-Control and ending thirteen months after such Change-of-Control (a "Voluntary Termination"); provided, however, a Voluntary Termination shall not be an Event of Termination if it arises from a Change-of-Control pursuant to subsection (iv) under the definition of Change-of-Control unless the tender offer or exchange offer is a tender or exchange offer for securities representing 20% or more of the combined voting power of Covance's then outstanding securities.

        For purposes of this Agreement, a Change-Of-Control is defined to occur when:

               (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Company securities representing 20% or more of the combined voting power of the Company's then outstanding securities; or

               (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on the Company's Board of Directors are different than the individuals who served on the Company's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes; or

               (iii) the Company's shareholders approve a merger or consolidation (where in each case the Company is not the survivor thereof), or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation; or

               (iv) an offeror (other than the Company) purchases shares of the Company's common stock pursuant to a tender or exchange offer for such shares.

        For purposes of this Agreement, a Constructive Termination is defined to be:

               (i) a material breach by the Company of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

               (ii) a diminution of Executive's responsibilities, status, title or duties under this Agreement;

               (iii) a relocation of Executive's work place which increases the distance between Executive's principal residence and Executive's work place by more than 25 miles;

               (iv) a failure by the Company to provide Executive with benefits which are as favorable to Executive in all material respects as those provided immediately prior to the Change-of-Control; or

               (v) the failure of any acquirer or successor in interest to the business of the Company to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control."

2. Section IX(f) shall be amended to read in its entirety as follows:

        If there has been an Event of Termination or if there has been no Change-of-Control but Executive has been terminated without Cause, the Company shall provide for Executive, at the Company's cost, executive outplacement support for one year following such termination.

3. Section XVII(i) shall be amended to read in its entirety as follows:

        If there has been an Event of Termination or if there has been no Change-of-Control but Executive has been terminated without Cause, the obligation of the Company to make to Executive any or all of the payments specified under this Agreement (including, without limitation, the payments specified in Section IX) shall be subject to Executive's execution and delivery to the Company of a release in form and substance reasonably satisfactory to the Company of all claims, demands, suits, or actions, whether in law or at equity, Executive has or may have relating to or giving rise from such Event of Termination or non-Cause termination.

If the foregoing meets with your understanding of our Agreement, please so indicate by signing this Agreement below.

Very truly yours,

COVANCE INC.



By:
   ------------------------
   Jeffrey S. Hurwitz
   Corporate Senior Vice President

ACCEPTED AND AGREED:

By:
   ------------------------
   Christopher A. Kuebler